Exhibit 8.1

November 7 , 2007

Board of Directors
Meridian Interstate Bancorp, Inc.
10 Meridian Street
East Boston, Massachusetts 02128

Dear Board Members:

          You have asked our opinion regarding certain federal income tax consequences of the proposed minority stock issuance (the “Offering”) by Meridian Interstate Bancorp, Inc., a Massachusetts corporation (the “Company”), pursuant to a Plan of Stock Issuance adopted by the Board of Directors on July 2, 2007  (the “Plan”).  All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

          In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Prospectus, and of such corporate records of the parties to the Offering as we have deemed appropriate.  We have also relied, without independent verification, upon the factual representations of the Company included in a Certificate of Representations.  We have assumed that such representations are true and that the parties to the Offering will act in accordance with the Plan. We express no opinion concerning the effects, if any, of variations from the foregoing.

          In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions.  Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time.  Any such change could affect the continuing validity of the opinions set forth below.  This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Board of Directors
Meridian Interstate Bancorp, Inc.
November 7 , 2007

          Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current tax law:

(1)

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of the Company to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, directors, trustees and Corporators (the “Subscription Rights”) is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Employees, Officers, directors, trustees and Corporators upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

(2)

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1012 of the Code); and

(3)	the holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).

          The opinions set forth in 1 and 2 above are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances.  The Internal Revenue Service will not issue rulings on whether Subscription Rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value.  The Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the Company’s common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

Board of Directors
Meridian Interstate Bancorp, Inc.
November 7 , 2007

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal and Tax Opinions” in the Prospectus, which is part of the Registration Statement as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of common stock to be issued or sold under the Plan that is filed pursuant to Rule 462(b) of the Act.  In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP
MULDOON MURPHY & AGUGGIA LLP